Exhibit 10.3

SunTrust Banks, Inc.
2009 Stock Plan

CPP Long Term
Restricted Stock Agreement

SunTrust Banks, Inc. (“SunTrust”), a Georgia corporation, pursuant to action of the Compensation Committee (“Committee”) of its Board of Directors and in accordance with the SunTrust Banks, Inc. 2009 Stock Plan (“Plan”), has granted restricted shares of SunTrust Common Stock, $1.00 par value (“Restricted Stock”), upon the following terms as an incentive for Grantee to promote the interests of SunTrust:

Name of Grantee	[Name]

Shares of Restricted Stock	[# of Shares]

Grant Date	[Grant Date]

This Restricted Stock Agreement (the “Stock Agreement”) evidences this Grant, which has been made subject to all the terms and conditions set forth on the attached Terms and Conditions and in the Plan.

SUNTRUST BANKS, INC.

Authorized Officer

§ 1. EFFECTIVE DATE. This Grant of Restricted Stock to the Grantee is effective as of [Grant Date] (the “Grant Date”).

§ 2. VESTING. All shares of Restricted Stock, if not earlier vested, shall vest on the third (3rd) anniversary of the Grant Date (the “Vesting Date”), provided that on the Vesting Date, the Grantee is an active employee of SunTrust or a Subsidiary and has been in the continuous employment of SunTrust or a Subsidiary from the Grant Date through the Vesting Date, and further provided the Company has repaid its obligations under the U.S. Treasury’s Capital Purchase Program (“CPP). In no event shall the shares of Restricted Stock vest, and Grantee shall forfeit the shares of Restricted Stock, if Grantee shall not have continued to perform substantial services for the Company for at least two years from the date of grant, other than due to the employee’s death or disability, or a change in control event (as defined in 26 CFR 1.280G–1, Q&A– 27 through Q&A–29 or as defined in 26 CFR 1.409A–3(i)(5)(i)) with respect to the Company before the second anniversary of the date of grant. If Grantee is not an active employee of SunTrust or a Subsidiary on the Vesting Date, Grantee forfeits all rights to any shares that would otherwise vest on the Vesting Date; provided, however, shares may vest prior to the Vesting Date in accordance with the provisions of § 3 or § 4. If the Company has not repaid its obligations under the U.S. Treasury’s Capital Purchase Program (“CPP”), on the vesting date, then the Shares of Restricted Stock shall not vest or otherwise become transferable until such CPP repayment (except as necessary to reflect a merger or acquisition of the Company), except that: (i) 25% of the shares of Restricted Stock granted may vest at the time of repayment of 25% of the aggregate obligations of the Company under the CPP; (ii) an additional 25% of the shares of Restricted Stock granted (for an aggregate total of 50% of the shares of Restricted Stock granted) may vest at the time of repayment of 50% of the aggregate obligations of the Company under the CPP; (iii) an additional 25% of the shares of Restricted Stock granted (for an aggregate total of 75% of the shares of Restricted Stock granted) may vest at the time of repayment of 75% of the aggregate obligations of the Company under the CPP; and (iv) the remainder of the shares of Restricted Stock granted may vest at the time of repayment of 100% of the aggregate obligations of the Company under the CPP. In calculating such percentages, the portion of the restricted stock units transferred or sold to pay taxes shall not count toward the percentages above.

§ 3. ACCELERATED VESTING: CHANGE IN CONTROL. (a) Any shares of Restricted Stock not previously vested shall vest on the date that all of the following events have occurred: (i) there is a Change in Control of SunTrust on or before the Vesting Date; (ii) the Grantee’s employment with SunTrust terminates after the date of such Change in Control and at any time before the third anniversary of the date of such Change in Control, and (iii) such termination of Grantee’s employment is either (1) involuntary on the part of the Grantee and does not result from his or her death or disability within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), and does not constitute a Termination for Cause, or (2) voluntary on the part of the Grantee and constitutes a Termination for Good Reason.

(b) Termination for Cause – means a termination of employment which is made primarily because of (i) the Grantee’s willful and continued failure to perform his job duties in a satisfactory manner after written notice from SunTrust to Grantee and a thirty (30) day period in which to cure such failure, (ii) the Grantee’s conviction of a felony or engagement in a dishonest act, misappropriation of funds, embezzlement, criminal conduct or common law fraud, (iii) the Grantee’s material violation of the Code of Business Conduct and Ethics of SunTrust or the Code of Conduct of a Subsidiary, (iv) the Grantee’s engagement in an act that materially damages or materially prejudices SunTrust or any Subsidiary or the Grantee’s engagement in activities materially damaging to the property, business or reputation of SunTrust or any Subsidiary; or (v) the Grantee’s failure and refusal to comply in any material respect with the current and any future amended policies, standards and regulations of SunTrust, any Subsidiary and their regulatory agencies, if such failure continues after written notice from SunTrust to the Grantee and a thirty (30) day period in which to cure such failure, or the determination by any such governing agency that the Grantee may no longer serve as an officer of SunTrust or a Subsidiary.

Notwithstanding anything herein to the contrary, if the Grantee is subject to the terms of a change in control agreement with SunTrust (the “Change in Control Agreement”) at the time of his termination of employment with SunTrust or a Subsidiary, solely for purposes this Stock Agreement, “Cause” shall have the meaning provided in the Change in Control Agreement.

(c) Termination for Good Reason – means a termination of employment made primarily because of (i) a failure to elect or reelect or to appoint or to reappoint Grantee to, or the removal of Grantee from, the position which he or she held with SunTrust prior to the Change in Control, (ii) a substantial change by the Board or supervising management in Grantee’s functions, duties or responsibilities, which change would cause Grantee’s position with SunTrust to become of less dignity, responsibility, importance or scope than the position held by Grantee prior to the Change in Control or (iii) a substantial reduction of Grantee’s annual compensation from the lesser of: (A) the level in effect prior to the Change in Control or (B) any level established thereafter with the consent of Grantee.

Notwithstanding anything herein to the contrary, if the Grantee is subject to the terms of a Change in Control Agreement at the time of his termination of employment with SunTrust or a Subsidiary, solely for purposes of this Stock Agreement, “Good Reason” shall have the meaning provided in the Change in Control Agreement.

§ 4. TERMINATION OF EMPLOYMENT.

(a) If prior to the Vesting Date, the Grantee’s employment with SunTrust and its Subsidiaries terminates for any reason other than those described in § 4(b), § 4(c), or § 4(d), and the termination does not result in accelerated vesting as described in § 3, then any shares of Restricted Stock that are not then vested shall be completely forfeited on the date of such termination of Grantee’s employment. Notwithstanding anything in § 4 to the contrary, if Grantee’s employment with SunTrust and its Subsidiaries is terminated “For Cause,” as described above, any Restricted Stock which has not vested and become nonforfeitable prior to the effective date of such termination will immediately and automatically without any action on the part of the Grantee or SunTrust, be forfeited by the Grantee.

(b) If the Grantee’s employment with SunTrust terminates prior to the Vesting Date as a result of the Grantee’s (i) death, or (ii) disability within the meaning of Code Section 22(e)(3), then any shares of Restricted Stock not previously vested shall be vested immediately on the date of such termination of Grantee’s employment.

(c) If the Grantee’s employment with SunTrust terminates prior to a Vesting Date as a result of the Grantee’s Retirement, then a pro-rata number of shares shall be vested based on the Grantee’s service completed from the Grant Date through the date of such termination of the Grantee’s employment. For purposes of this Stock Agreement, “Retirement” means the voluntary termination of employment by the Grantee from SunTrust or its Subsidiaries on or after attaining age 55 and having completed five (5) or more years of service as determined in accordance with the terms of the SunTrust Banks, Inc. Retirement Plan, as amended from time to time (the “Retirement Plan”). A Grantee who is vested in the Retirement Plan benefit but terminates employment before attaining age 55 or completing at least five (5) years of service is not treated for purposes of this Stock Agreement as terminating employment due to Retirement.

(d) If the Grantee’s employment with SunTrust is involuntarily terminated by reason of a reduction in force which results in Grantee’s eligibility for payment of a severance benefit pursuant to the terms of the SunTrust Banks, Inc. Severance Pay Plan or any successor to such plan, then a pro-rata number of shares shall be vested based on the Grantee’s service completed from the Grant Date through the date of such termination of Grantee’s employment.

(e) For purposes of § 4(c) or 4(d) above, the pro-rata calculation shall be made by multiplying the number of shares of Restricted Stock that are not then vested by a fraction, the numerator of which is equal to the number of days from the Grant Date through the date of such termination of employment, and the denominator of which is equal to the number of days from the Grant Date through the Vesting Date.

§ 5. GRANTEE’S RIGHTS DURING RESTRICTED PERIOD.

(a) During any period when the shares of Restricted Stock are forfeitable, the Grantee may generally exercise all the rights, powers, and privileges of a shareholder with respect to the shares of Restricted Stock, including the right to vote such shares and to receive all regular cash dividends and any stock dividends, and such other distributions as the Committee may designate in its sole discretion, that are paid or distributed on such shares of Restricted Stock. Any Stock dividends declared on a share of Restricted Stock shall be treated as part of the Grant of Restricted Stock and shall be forfeited or become nonforfeitable at the same time as the underlying Stock with respect to which the Stock dividend was declared.

(b) No rights granted under the Plan or this Stock Agreement and no shares issued pursuant to this Grant shall be deemed transferable by the Grantee other than by will or by the laws of descent and distribution prior to the time the Grantee’s interest in such shares has become fully vested.

§ 6. DELIVERY OF VESTED SHARES.

(a) Shares of Restricted Stock that have vested in accordance with § 2, § 3 or § 4 shall be delivered (via certificate or such other method as the Committee determines) to the Grantee as soon as practicable after vesting occurs.

(b) By accepting shares of Restricted Stock, the Grantee agrees not to sell shares at a time when applicable laws or SunTrust’s rules prohibit a sale. This restriction will apply as long as the Grantee is an employee, consultant or director of SunTrust or a Subsidiary of SunTrust. Upon receipt of nonforfeitable shares subject to this Stock Agreement, the Grantee agrees, if so requested by SunTrust, to hold such shares for investment and not with a view of resale or distribution to the public, and if requested by SunTrust, the Grantee must deliver to SunTrust a written statement satisfactory to SunTrust to that effect. The Committee may refuse to deliver (via certificate or such other method as the Committee determines) any shares to Grantee for which Grantee refuses to provide an appropriate statement.

(c) To the extent that Grantee does not vest in any shares of Restricted Stock, all interest in such shares shall be forfeited. The Grantee has no right or interest in any share of Restricted Stock that is forfeited.

§ 7. WITHHOLDING.

(a) Upon the vesting of any shares of Restricted Stock, the Grantee must pay to SunTrust any applicable federal, state or local withholding tax due as a result of the vesting. Alternatively, if the Grantee makes a proper Code Section 83(b) election, the Grantee must notify SunTrust in accordance with the requirements of Code Section 83(b) and promptly pay to SunTrust the applicable federal, state, and local withholding taxes due with respect to the shares of Restricted Stock subject to the election.

(b) The Committee shall have the right to reduce the number of shares of Stock delivered (via certificate or such other method as the Committee determines) to the Grantee to satisfy the minimum applicable tax withholding requirements, and the Grantee shall have the right (absent any such action by the Committee and subject to satisfying the requirements under Rule 16b-3) to elect that the minimum applicable tax withholding requirements be satisfied through a reduction in the number of shares of Stock delivered (via certificate or such other method as the Committee determines) to him.

§ 8. NO EMPLOYMENT RIGHTS. Nothing in the Plan or this Stock Agreement or any related material shall give the Grantee the right to continue in the employment of SunTrust or any Subsidiary or adversely affect the right of SunTrust or any Subsidiary to terminate the Grantee’s employment with or without cause at any time.

§ 9. OTHER LAWS. SunTrust shall have the right to refuse to issue or transfer any shares under this Stock Agreement if SunTrust acting in its absolute discretion determines that the issuance or transfer of such Stock might violate any applicable law or regulation.

§ 10. MISCELLANEOUS.

(a) This Stock Agreement shall be subject to all of the provisions, definitions, terms and conditions set forth in the Plan and any interpretations, rules and regulations promulgated by the Committee from time to time, all of which are incorporated by reference in this Stock Agreement.

(b) The Plan and this Stock Agreement shall be governed by the laws of the State of Georgia (without regard to its choice-of-law provisions).

(c) Any written notices provided for in this Stock Agreement that are sent by mail shall be deemed received three (3) business days after mailing, but not later than the date of actual receipt. Notices shall be directed, if to Grantee, at Grantee’s address indicated by SunTrust’s records and, if to SunTrust, at SunTrust’s principal executive office.

(d) If one or more of the provisions of this Stock Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed retroactively to permit this Stock Agreement to be construed so as to foster the intent of this Stock Agreement and the Plan.

(e) This Stock Agreement (which incorporates the terms and conditions of the Plan) constitutes the entire agreement of the parties with respect to the subject matter hereof. This Stock Agreement supersedes all prior discussions, negotiations, understandings, commitments and agreements with respect to such matters.